NorthWestern Reports Second Quarter 2018 Financial Results
July 19, 2018

NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com

FOR IMMEDIATE RELEASE

NorthWestern Reports Second Quarter 2018 Financial Results

Company reports GAAP diluted earnings per share of $0.87 for the second quarter 2018;
Declares a quarterly dividend of $0.55 per share payable September 28, 2018: and
Reaffirms full year 2018 guidance.

SIOUX FALLS, S.D. - July 19, 2018 - NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) reported financial results for the quarter ended June 30, 2018.  Net income for the period increased 100.6% to $43.8 million, or $0.87 per diluted share, as compared with net income of $21.8 million, or $0.44 per diluted share, for the same period in 2017. This $22.0 million increase in net income in 2018 is primarily due to a gain related to the adjustment of our Qualified Facilities (QF) liability, favorable weather, and to a lesser extent increased demand for electric transmission.

Additional information regarding this release can be found in the earnings presentation found at www.northwesternenergy.com/our-company/investor-relations/presentations-and-webcasts.

“A significant gain related to an old vintage of Qualified Facilities contracts complemented what was already a respectable quarter for NorthWestern - both operationally and financially,” said Bob Rowe, President and Chief Executive Officer. “Annualized customer growth in excess of one percent across our service territory, slightly favorable weather as compared to the same quarter last year, and increased usage of our transmission system all contributed to a solid quarter.”

NorthWestern Reports Second Quarter 2018 Financial Results
July 19, 2018

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2018	2017 (2)	2018	2017 (2)
Revenues	$261,817	$283,859	$603,319	$651,171
Cost of sales	32,190	84,000	128,267	203,817
Gross Margin (1)	229,627	199,859	475,052	428,532

Operating, general and administrative expense	73,834	72,601	148,179	150,935
Property and other taxes	43,042	39,481	85,855	79,409
Depreciation and depletion	43,541	41,495	87,296	82,956
Total Operating Expenses	160,417	153,577	321,330	313,300
Operating income	69,210	46,282	153,722	134,054
Interest expense, net	(23,197)	(23,408)	(46,167)	(46,808)
Other income (expense), net	876	(464)	(253)	(1,592)
Income before income taxes	46,889	22,410	107,302	85,654
Income tax expense	(3,102)	(580)	(5,016)	(7,257)
Net Income	43,787	21,830	102,286	78,397
Basic: Average Shares Outstanding	49,869	48,451	49,644	48,418
Earnings per Share - Basic	$0.88	$0.45	$2.06	$1.62
Diluted: Average Shares Outstanding	50,045	48,581	49,818	48,548
Earnings per Share - Diluted	$0.87	$0.44	$2.05	$1.61

Dividends Declared per Common Share	$0.55	$0.525	$1.10	$1.050
(1) Gross Margin, defined as Revenues less Cost of Sales, is a non-GAAP financial measure. See "Non-GAAP Financial Measures" section below for more information.
(2) We adopted ASU 2017-07 on January 1, 2018. As a result, we recorded the non-service cost component of net periodic benefit cost within other income (expense), net. This standard requires retrospective adoption, which resulted in a $2.6 million and $5.2 million reclassification from operating, general and administrative expense to other income (expense), net for the three and six months ended June 30, 2017, to conform to current period presentation.

Significant Earnings Drivers

Gross Margin
Consolidated gross margin for the three months ended June 30, 2018 was $229.6 million compared with $199.9 million for the same period in 2017. This $29.7 million increase was a result of a $32.1 million increase to items that have an impact on net income and $2.4 million decrease to items that are offset in operating expenses, property tax expense and income tax expense with no impact to net income.

Consolidated gross margin for items impacting net income increased $32.1 million, including:

•
$25.1 million reduction related to our electric QF liability due to the combination of (i) a periodic adjustment of the liability for price escalation, which was less than modeled resulting in a liability reduction of approximately $17.5 million; and (ii) the annual reset to actual output and pricing resulting in approximately $7.6 million in lower QF related supply costs due primarily to outages at two facilities. Our electric QF liability consists of unrecoverable costs associated with contracts covered under PURPA that are part of a 2002 stipulation with the MPSC and other parties;

•	$4.0 million increase in electric and natural gas retail volumes due primarily to favorable weather and customer growth;

•	$1.4 million higher demand to transmit energy across our transmission lines due to market conditions and pricing;

•	$0.3 million due to an increase in our Montana gas rates effective September 1, 2017; and

•	$1.3 million of other miscellaneous improvements to gross margin.

NorthWestern Reports Second Quarter 2018 Financial Results
July 19, 2018

The change in consolidated gross margin for items that had no impact on net income represented a $2.4 million decrease primarily due to the following:

•	$6.2 million decrease due to the deferral of revenue as a result of the Tax Cuts and Job Act (TCJA), offset by a decrease in income tax expense;

•	$0.4 million decrease in natural gas production gathering fees, offset by reduced operating expenses; partially offset by

•	$3.5 million increase in revenues for property taxes included in trackers, offset by increased property tax expense; and

•	$0.7 million increase in revenue due to the decrease in production tax credit benefits passed through to customers in our tracker mechanisms, which are offset by increased income tax expense.

Consolidated gross margin for the six months ended June 30, 2018 was $475.0 million compared with $447.4 million for the same period in 2017. This $27.6 million increase was a result of a $36.2 million increase to items that have an impact on net income and $8.6 million decrease to items that are offset in operating expenses and income tax expense with no impact to net income.

Operating, General and Administrative Expenses
Consolidated operating, general and administrative expenses for the three months ended June 30, 2018 were $73.8 million compared with $72.6 million for the same period in 2017. This $1.2 million increase was a result of a $1.9 million decrease to items that have an impact on net income and $3.1 million increase to items that are offset in other income (expense) with no impact to net income.

Consolidated operating, general and administrative expenses for items impacting net income decreased $1.9 million, including:

•	$2.0 million lower maintenance costs at generation facilities;

•	$1.0 million lower labor costs due primarily to more time being spent by employees on capital rather than maintenance projects (which are expensed);

•	$0.7 million lower Distribution System Infrastructure Project related expenses, which concluded in 2017;

•	$0.4 million lower gas production gathering expense (offset by lower gathering fees discussed above); and

•	$0.5 million of other miscellaneous expense reductions. These were partially offset by a

•	$2.7 million increase in employee benefit costs primarily due to higher medical and pension expense; offset by

The change in consolidated operating, general and administrative expenses for items that are offset in other income (expense) and had no impact on net income represented a $3.1 million increase primarily due to the following:

•	$2.6 million increase related to the regulatory treatment of pension and post-retirement benefit expense; and

•	$0.5 million increase related to the change in value of non-employee directors deferred compensation due to changes in our stock price.

NorthWestern Reports Second Quarter 2018 Financial Results
July 19, 2018

Consolidated operating, general and administrative expenses for the six months ended June 30, 2018 were $148.2 million compared with $150.9 million for the same period in 2017. This $2.7 million decrease was a result of a $6.2 million decrease to items that have an impact on net income and $3.5 million increase to items that are offset in other income (expense) with no impact to net income.

Property and Other Taxes
Property and other taxes were $43.0 million for the three months ended June 30, 2018, as compared with $39.5 million in the same period of 2017. This increase was primarily due to plant additions and higher estimated property valuations in Montana. We estimate property taxes throughout each year, and update based on valuation reports received from the Montana Department of Revenue. Under Montana law, we are allowed to track the increases in the actual level of state and local taxes and fees and adjust our rates to recover the increase between rate cases less the amount allocated to FERC-jurisdictional customers and net of the associated income tax benefit.

Property and other taxes were $85.9 million for the six months ended June 30, 2018, as compared with $79.4 million in the same period of 2017.

Depreciation and Depletion Expense
Depreciation and depletion expense was $43.5 million for the three months ended June 30, 2018, as compared with $41.5 million in the same period of 2017. This increase was primarily due to plant additions.

Depreciation and depletion expense was $87.3 million for the six months ended June 30, 2018, as compared with $83.0 million in the same period of 2017.

Operating Income
Consolidated operating income for the three months ended June 30, 2018 was $69.2 million as compared with $46.3 million in the same period of 2017. This increase was primarily due to the adjustment of our QF liability and favorable weather, partly offset by the overall increase in operating expenses, as discussed above.

Consolidated operating income for the six months ended June 30, 2018 was $153.7 million as compared with $134.1 million in the same period of 2017.

Interest Expense
Consolidated interest expense for the three months ended June 30, 2018 was $23.2 million, as compared with $23.4 million in the same period of 2017, with a decrease from the refinancing of debt in 2017 partly offset by rising interest rates.

Consolidated interest expense for the six months ended June 30, 2018 was $46.2 million, as compared with $46.8 million in the same period of 2017.

Other Income and Expense
Consolidated other income was $0.9 million for the three months ended June 30, 2018 as compared to consolidated other expense of $0.5 million during the same period of 2017. This improvement includes a decrease in other pension expense and an increase in the value of deferred shares held in trust for non-employee directors deferred compensation, both of which are

NorthWestern Reports Second Quarter 2018 Financial Results
July 19, 2018

offset in operating, general, and administrative expenses with no impact to net income. These improvements were partly offset by lower capitalization of Allowance for Funds Used During Construction .

Consolidated other expense for the six months ended June 30, 2018, was $0.3 million, as compared with $1.6 million in the same period of 2017.

Income Tax
Consolidated income tax expense for the three months ended June 30, 2018 was $3.1 million as compared with $0.6 million in the same period of 2017. Our effective tax rate for the three months ended June 30, 2018 was 6.6% as compared with 2.6% for the same period of 2017. We expect our full year 2018 effective tax rate to range between 0% - 5%.

The following table summarizes the differences between our effective tax rate and the federal statutory rate for the three and six month periods:

(in millions)	Three Months Ended June 30,				Six Months Ended June 30,
	2018		2017		2018		2017
Income Before Income Taxes	$46.9		$22.4		$107.3		$85.7

Income tax calculated at federal statutory rate	9.8	21.0%	7.8	35.0%	22.5	21.0%	30.0	35.0%

Permanent or flow-through adjustments:
State income, net of federal provisions	0.8	1.7%	(0.5)	(2.2)%	1.5	1.5%	(1.3)	(1.5)%
Flow-through repairs deductions	(4.1)	(8.7)%	(4.7)	(21.2)%	(10.7)	(10.0)%	(13.6)	(15.8)%
Production tax credits	(2.5)	(5.5)%	(1.4)	(6.5)%	(6.4)	(6.0)%	(5.3)	(6.2)%
Plant and depreciation of flow-through items	(0.6)	(1.2)%	(0.7)	(3.1)%	(1.5)	(1.4)%	(2.1)	(2.5)%
Shared-based compensation	—	—%	—	—%	0.3	0.3%	(0.4)	(0.5)%
Other, net	(0.3)	(0.7)%	0.1	0.6%	(0.7)	(0.7)%	—	—%
Subtotal	(6.7)	(14.4)%	(7.2)	(32.4)%	(17.5)	(16.3)%	(22.7)	(26.5)%

Income Tax Expense	$3.1	6.6%	$0.6	2.6%	$5.0	4.7%	$7.3	8.5%

We compute income tax expense for each quarter based on the estimated annual effective tax rate for the year, adjusted for certain discrete items. Our effective tax rate typically differs from the federal statutory tax rate primarily due to the regulatory impact of flowing through federal and state tax benefits of repairs deductions, state tax benefit of accelerated tax depreciation deductions (including bonus depreciation when applicable) and production tax credits.

Net Income
Consolidated net income for the three months ended June 30, 2018 was $43.8 million as compared with $21.8 million for the same period in 2017. This increase was primarily due to a gain related to the adjustment of our QF liability and favorable weather, partly offset by the overall increase in operating expenses and higher income tax expense, as discussed above.

Consolidated net income for the six months ended June 30, 2018 was $102.3 million as compared with $78.4 million for the same period in 2017.

NorthWestern Reports Second Quarter 2018 Financial Results
July 19, 2018

Reconciliation of Primary Changes from 2017 to 2018

	Three Months Ended June 30,			Six Months Ended June 30,

($millions, except EPS)	Pre-tax Income	Net (1) Income	Diluted EPS	Pre-tax Income	Net (1) Income	Diluted EPS
2017 reported	$22.4	$21.8	$0.44	$85.7	$78.4	$1.61

Gross Margin
Electric QF liability adjustment	25.1	18.7	0.37	25.1	18.7	0.38
Electric retail volumes	2.5	1.9	0.04	3.6	2.7	0.05
Natural gas retail volumes	1.5	1.1	0.02	1.9	1.4	0.03
Electric transmission	1.4	1.0	0.02	2.9	2.2	0.04
Montana natural gas and production rates	0.3	0.2	0.01	2.2	1.6	0.03
Other	1.3	1.0	0.02	0.5	0.4	0.01
Sub: Items impacting net income	32.1	23.9	0.48	36.2	27.0	0.54

Tax Cuts and Jobs Act deferral	(6.2)	(4.6)	(0.09)	(13.5)	(10.1)	(0.20)
Natural gas production gathering fees	(0.4)	(0.4)	(0.01)	(0.4)	(0.3)	(0.01)
Property taxes recovered in trackers	3.5	2.5	0.05	4.1	3.1	0.06
Production tax credits flowed-through trackers	0.7	0.5	0.01	1.2	0.9	0.02
Sub: Items not impacting net income (2)	(2.4)	(2.0)	(0.04)	(8.6)	(6.4)	(0.13)

Total Gross Margin	29.7	21.9	0.44	27.6	20.6	0.41
OG&A Expense
Employee benefits	(2.7)	(2.0)	(0.04)	(2.9)	(2.2)	(0.04)
Maintenance costs	2.0	1.5	0.03	3.5	2.6	0.05
Labor	1.0	0.7	0.01	2.2	1.6	0.03
Distribution System Infrastructure Project	0.7	0.5	0.01	1.7	1.3	0.03
Natural gas production gathering expense	0.4	0.3	0.01	0.4	0.3	0.01
Other miscellaneous expense	0.5	0.4	0.01	1.3	1.0	0.01
Sub: Items impacting net income	1.9	1.4	0.03	6.2	4.6	0.09

Pension and post-retirement benefits	(2.6)	(2.0)	(0.04)	(5.3)	(3.9)	(0.08)
Directors deferred compensation	(0.5)	(0.4)	(0.01)	1.8	1.3	0.03
Sub: Items not impacting net income (2)	(3.1)	(2.4)	(0.05)	(3.5)	(2.6)	(0.05)

Total OG&A Expense	(1.2)	(1.0)	(0.02)	2.7	2.0	0.04
Other items
Property and other taxes	(3.5)	(2.6)	(0.05)	(6.5)	(4.9)	(0.10)
Depreciation and depletion expense	(2.0)	(1.5)	(0.03)	(4.3)	(3.2)	(0.06)
Interest expense	0.2	0.1	—	0.6	0.4	0.01
Other income (expense)	1.4	1.0	0.02	1.3	1.0	0.02
Perm. & flow-through adj. to inc. tax		4.1	0.08		8.0	0.16
Impact of higher share count & other	—	—	(0.01)	—	—	(0.04)
Total Other items	(3.9)	1.1	0.01	(8.9)	1.3	(0.01)

Total impact of above items	24.5	22.0	0.43	21.6	23.9	0.44

2018 reported	$46.9	$43.8	$0.87	$107.3	$102.3	$2.05

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes normal effective tax rate of 25.3%.
(2) These items have offsets in operating expenses, other income (expense) or income tax expense with no impact to net income.

NorthWestern Reports Second Quarter 2018 Financial Results
July 19, 2018

Liquidity and Capital Resources
As of June 30, 2018, our total net liquidity was approximately $214.6 million, including $5.6 million of cash and $209.0 million of revolving credit facility availability. This compares to total net liquidity one year ago at June 30, 2017 of $113.2 million.

Equity Distribution Agreement
In September 2017, we entered into an Equity Distribution Agreement pursuant to which we offered and sold shares of our common stock from time to time, having an aggregate gross sales price of up to $100 million. During the three months ended June 30, 2018, we issued 835,765 shares of our common stock at an average price of $54.45, for net proceeds of $44.9 million, which is net of sales commissions and other fees paid of of approximately $0.6 million. These issuances concluded this program. Since inception of the program, we sold 1,724,703 shares of our common stock at an average price of $57.98 per share. Net proceeds received were approximately $98.6 million, which are net of sales commissions and other fees paid of approximately $1.4 million.

Dividend Declared
NorthWestern's Board of Directors declared a quarterly common stock dividend of $0.55 per share, payable September 28, 2018 to common shareholders of record as of September 14, 2018.

2018 Earnings Guidance Reaffirmed
NorthWestern reaffirms its 2018 adjusted non-GAAP earnings guidance range of $3.35 - $3.50 per diluted share based upon, but not limited to, the following major assumptions and expectations:

•	Normal weather in our electric and natural gas service territories;

•	Equitable regulatory treatment in the process of passing Tax Cuts and Jobs Act benefits on to customers;

•	Recovery of Montana energy supply costs as proposed in our pending Power Cost & Credit Adjustment Mechanism (PCCAM);

•	A consolidated income tax rate of approximately 0% to 5% of pre-tax income; and

•	Diluted average shares outstanding of approximately 50.1 million.

NorthWestern Reports Second Quarter 2018 Financial Results
July 19, 2018

Significant Items Not Contemplated in Guidance
A reconciliation of items not factored into our 2018 adjusted non-GAAP earnings guidance range of $3.35 - $3.50 and final 2017 adjusted non-GAAP earnings of $3.30 per diluted share are summarized below. The amount below represents a non-GAAP measure that may provide users of this data with additional meaningful information regarding the impact of certain items on our expected earnings. More information on this measure can be found in the "Non-GAAP Financial Measures" section below.

	(in millions, except EPS)			Actual
	Three Months Ended June 30, 2018
				Pre-tax Income	Net(1) Income	Diluted EPS
	2018 Reported GAAP			$46.9	$43.8	$0.87

	Non-GAAP Adjustments:
	Add for unfavorable weather			1.4	1.0	0.02

	Remove gain on QF liability			(17.5)	(13.1)	(0.26)

	2018 Adjusted Non-GAAP			$30.8	$31.8	$0.63

(in millions, except EPS)	Actual			Estimated to Meet Guidance
Six Months Ended June 30, 2018				EPS Q3-Q4 2018			EPS Full Year 2018
	Pre-tax Income	Net(1) Income	Diluted EPS	Low	-	High	Low	-	High
2018 Reported GAAP	$107.3	$102.3	$2.05

Non-GAAP Adjustments:
Remove favorable weather	(3.4)	(2.5)	(0.05)

Remove gain on QF liability	(17.5)	(13.1)	(0.26)

2018 Adjusted Non-GAAP	$86.3	$86.6	$1.74	$1.61	-	$1.76	$3.35	-	$3.50

(in millions, except EPS)				Actual
Six Months Ended June 30, 2017				Q3-Q4 2017			Full Year 2017
	Pre-tax Income	Net(2) Income	Diluted EPS	Pre-tax Income	Net(2) Income	Diluted EPS	Pre-tax Income	Net(2) Income	Diluted EPS
2017 Reported GAAP	$85.7	$78.4	$1.61	$90.4	$84.3	$1.73	$176.1	$162.7	$3.34

Non-GAAP Adjustments:
Remove favorable weather	(1.2)	(0.8)	(0.01)	(2.2)	(1.3)	(0.03)	(3.4)	(2.1)	(0.04)

2017 Adjusted Non-GAAP	$84.4	$77.6	$1.60	$88.3	$83.0	$1.70	$172.7	$160.6	$3.30

(1) Income tax calculation on reconciling adjustments assumes updated federal plus state statutory effective tax rate of 25.3%.
(2) Income tax calculation on reconciling adjustments assumes previous federal plus state statutory effective tax rate of 38.5%.

NorthWestern Reports Second Quarter 2018 Financial Results
July 19, 2018

Company Hosting Investor Conference Call
NorthWestern will host an investor conference call and webcast tomorrow, July 20, 2018, at 2:00 p.m. Eastern time to review its financial results for the quarter ending June 30, 2018. The conference call will be webcast live on the Internet at www.northwesternenergy.com under the “Our Company / Investor Relations / Presentations and Webcasts” heading or by visiting www.webcaster4.com/Webcast/Page/1050/26210. To participate, please go to the site at least 10 minutes in advance of the webcast to register. An archived webcast will be available shortly after the call and remain active for one year.

A telephonic replay of the call will be available for one month, beginning at 6:00 p.m. Eastern time on July 20, 2018, at (888) 203-1112 access code 7508519.

About NorthWestern Energy
NorthWestern Corporation, doing business as NorthWestern Energy, provides electricity and / or natural gas to approximately 718,300 customers in Montana, South Dakota and Nebraska. More information on NorthWestern Energy is available on the company's Web site at www.northwesternenergy.com.

Non-GAAP Financial Measures
This press release includes financial information prepared in accordance with GAAP, as well as other financial measures, such as Gross Margin and Adjusted Non-GAAP Diluted EPS, that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.

We define Gross Margin as Revenues less Cost of Sales as presented in our Condensed Consolidated Statements of Income. Management believes that Gross Margin (revenues less cost of sales) provides a useful measure for investors and other financial statement users to analyze our financial performance in that it excludes the effect on total revenues caused by volatility in energy costs and associated regulatory mechanisms. This information is intended to enhance an investor's overall understanding of results. Under our various state regulatory mechanisms, as detailed below, our supply costs are generally collected from customers, and as a result do not typically impact operating or net income. In addition, Gross Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow recovery of operating costs, as well as to analyze how changes in loads (due to weather, economic or other conditions), rates and other factors impact our results of operations. Our Gross Margin measure may not be comparable to that of other companies' presentations or more useful than the GAAP information provided elsewhere in this report.

Management also believes the presentation of Adjusted Non-GAAP Diluted EPS is more representative of normal earnings than GAAP EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings. The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures as an indicator of actual operating performance.  Our measures may not be comparable to other companies' similarly titled measures.

NorthWestern Reports Second Quarter 2018 Financial Results
July 19, 2018

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the information under "Significant Items Not Contemplated in Guidance" and “2018 Earnings Guidance Reaffirmed”.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

•
adverse determinations by regulators, as well as potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental requirements, could have a material effect on our liquidity, results of operations and financial condition;

•
changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;

•
unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs; and

•	adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

Our 2017 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:                    Media Contact:
Travis Meyer (605) 978-2967                    Butch Larcombe (866) 622-8081
travis.meyer@northwestern.com                butch.larcombe@northwestern.com